Exhibit 10.2

VISKASE COMPANIES, INC.

FORM OF AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT

     THIS AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT (this “Amendment”) is made by and between Viskase Companies, Inc., a Delaware corporation (the “Company”), and [Name], an officer or employee of the Company or a subsidiary of the Company (the “Participant”) effective as of April 8, 2005.

     In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Participant hereby agree as follows:

     1. Exercisability. Section 3 of the Agreement is hereby amended and restated to read in its entirety as follows:

     “Exercisability. This Option shall become exercisable as follows:

Cumulative Number of Option Shares
Date Option Becomes Exercisable	as to Which Option is Exercisable
January 13, 2006	33-1/3% or [One-Third] Shares
January 13, 2007	66-2/3% or [Two-Thirds] Shares
January 13, 2008	100% or [Total Shares]

Total	100% or [Total Shares]

; provided, however, that if the Company experiences a Change of Control, and on or before the twelve-month anniversary of the date of such Change of Control the Company terminates the Participant’s employment without Cause, then this Option shall become fully vested. Subject to the foregoing, the effects upon this Option by reason of the Participant’s termination of employment with the Company or any of its subsidiaries due to death, Retirement, Cause or Disability are provided for in Section 6(e) of the Plan.”

     2. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Viskase Companies, Inc. 2005 Stock Option Plan. In addition, the following definitions are hereby added to the Agreement:

     “Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms “controlling” and “controlled” shall have meanings correlative of the foregoing.

     “Change in Control” shall mean the occurrence of one or more of the following events:

     (i) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

     (ii) any Person or Group, other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly whether by merger or consolidation, of a majority of the total outstanding Voting Stock of the Company as measured by voting power; provided that there shall be no Change in Control pursuant to this clause (ii) if the Permitted

Holders continue to have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

     (iii) the adoption of a plan for the liquidation or dissolution of the Company; or

     (iv) during any two-year period, individuals who on the date such period commenced constituted a majority of the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the date such period commenced or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; provided, that there shall be no Change in Control pursuant to this clause (iv) if since the date such period commenced the Permitted Holders continued to own, directly or indirectly, (A) at least 90% of the Voting Stock of the Company held by the Permitted Holders as of the date such period commenced and (B) more Voting Stock than any other Person or Group.

     “Permitted Holders” shall mean Carl C. Icahn, Merrill Lynch & Co., Inc., Northeast Investors Trust and their respective Affiliates.

     “Person” shall mean a “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

     “Voting Stock” shall mean securities of any class or classes of capital stock of the Company entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of the Company.

     3. Entire Agreement. This Amendment shall be considered an amendment to and a part of the Agreement.

     4. Effect of Amendment. Except as specifically stated herein, all terms, covenants and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, Viskase Companies, Inc. has caused this Amendment to be duly executed by its duly authorized officer and said Participant has hereunto signed this Amendment on his own behalf, as of the day and year first above written.

VISKASE COMPANIES, INC.

By

Title:

[Name], Participant